Exhibit 8.1

OPINION OF CLIFFORD CHANCE US LLP

WITH RESPECT TO TAX MATTERS

February 3, 2012

CB Richard Ellis Realty Trust

515 South Flower Street, Suite 3100

Los Angeles, California 90071

Re:	CB Richard Ellis Realty Trust

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale by the Company of up to 25,000,000 shares of its common stock, par value $0.01 per share, to be issued and sold by the Company under its Amended and Restated Dividend Reinvestment Plan, pursuant to a registration statement on Form S-3 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 3, 2012. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The opinion set forth in this letter is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, possibly on a retroactive basis, which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with regard to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

In rendering the opinion expressed herein, we have examined and relied on the following items:

1.	the Second Amended and Restated Declaration of Trust of the Company, dated October 23, 2006, and filed October 24, 2006, with the Maryland State Department of Assessments and Taxation, as amended;

2.	the Amended and Restated Bylaws of the Company;

3.

a certificate of representations, dated as of the date hereof (the “Certificate of Representations”), provided to us by the Company, CBRE Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and CBRE Advisors LLC, a Delaware limited liability company (the “Advisor”);

4.	the Registration Statement;

5.	the Amended and Restated Agreement of Limited Partnership of the Operating Partnership; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true, complete and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the Company and the Operating Partnership have at all times operated and will continue to operate in accordance with the method of operation described in their organizational documents.

Exh. 8.1-1

For purposes of rendering the opinion expressed herein, we have also assumed, with your consent, (i) the accuracy of the representations and covenants contained in the Certificate of Representations and that each representation contained in such Certificate of Representations that is qualified as to the best of the Company’s, the Operating Partnership’s or the Advisor’s knowledge is accurate and complete without regard to such qualification and (ii) no action will be taken following the date hereof that is inconsistent with the Company’s qualification as a real estate investment trust (“REIT”) under the Code for any period prior or subsequent to the date hereof. In addition, for purposes rendering the opinion expressed herein, we have relied, with your consent, on the Company’s, the Operating Partnership’s and the Advisor’s representation that the Company exercised ordinary business care and prudence in attempting to satisfy the asset test requirements of the REIT provisions of the Code in connection with the Company’s investment in a money market mutual fund (as discussed in the Certificate of Representations).

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

1.

commencing with its taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation, as described in the Certificate of Representations, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.

the discussion under the caption “Certain U.S. Federal Income Tax Consequences” in the Registration Statement, in the form in which it was filed with the Commission, is correct in all material respects as of the date hereof.

The opinion expressed above represents our conclusion based upon the documents, facts and representations referred to herein. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion expressed herein. Moreover, the Company’s ability to qualify for taxation as a REIT under the Code depends upon the Company’s ability to meet, through actual operating results, various requirements under the Code regarding its income, assets, distributions and diversity of stock ownership. Because the Company’s satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify for taxation as a REIT under the Code. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and or the Certificate of Representations.

The opinion set forth herein is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP

Exh. 8.1-2